Pricing Supplement No.  0030      Dated  06/22/2001           Rule 424(b)(2)
                                                          File No. 333-55650
(To Prospectus dated February 23, 2001 and
Prospectus Supplement dated March 1, 2001)

                                This Pricing Supplement consists of 1 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series K (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:     $160,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:     $159,720,000.00
Commission:                                   $280,000.00
Agents capacity on original issuance:
        Salomon Smith Barney Inc.       :  $152,000,000.00
        Ormes Capital Markets Inc.      :    $4,000,000.00
        Pryor, Counts & Company         :    $4,000,000.00

Form of Note: |x| Global  | | Definitive
Original Issue Date:    06/22/2001
Stated Maturity:    06/23/2003
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 23rd of every March, June, September,and December. First Interest Payment Date: September 24, 2001.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate  | | Indexed Rate
                                                                (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |x| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Prime Rate
           | | J.J. Kenny Rate                    | | Euribor
           | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Quarterly.
Rate Determination Dates: 2 London days prior.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:   3-month Libor
Spread (+/-):      +17 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | |May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:

Discount Note:   | |  Yes   |x|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
        Yield to Maturity:

Cusip:  79548EHF2